UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12b-25

                                                      --------------------------
                  NOTIFICATION OF LATE FILING              SEC. FILE NUMBER
                                                               000-50903
                                                      --------------------------
CHECK ONE): [ ] Form 10-K and Form 10-KSB                    CUSIP NUMBER
[ ] Form 20-F [ ] Form 11-K [X] Form 10-Q and                 74621R 10 4
Form 10-QSB [ ] Form N-SAR                            --------------------------

For Period Ended: March 31, 2007

[ ] Transition Report on Form 10-K
[ ] Transition Report on Form 20-F
[ ] Transition Report on Form 11-K
[ ] Transition Report on Form 10-Q
[ ] Transition Report on Form N-SAR
For the Transition Period Ended:_____________


NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:


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  PART I - REGISTRANT INFORMATION

  PURE BIOFUELS CORP.
  -------------------
Full Name of Registrant

  Not applicable
  --------------
Former Name if Applicable

  Suite 400, 9440 Little Santa Monica Blvd.
  -----------------------------------------
Address of Principal Executive Office(Street and Number)

  Beverly Hills, CA 90210
  -----------------------
City, State and Zip Code

PART II - RULES 12B-25(B) AND (C)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate).

[X]   |  (a)      The reasons described in reasonable detail in Part III of this
      |           form could not be eliminated without unreasonable effort or
      |           expense;
      |
[X]   |  (b)      The subject annual report, semi-annual report, transition
      |           report on Form 10-K, Form 10-KSB, Form 20-F, 11-K or Form
      |           N-SAR, or portion thereof, will be filed on or before the
      |           fifteenth calendar day following the prescribed due date; or
      |           the subject quarterly report of transition report on Form
      |           10-Q, or portion thereof will be filed on or before the fifth
      |           calendar day following the prescribed due date; and
      |
[ ]   |  (c)      The accountant's statement or other exhibit required by Rule
      |           12b-25(c) has been attached if applicable.




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                                       -2-


PART III - NARRATIVE

State below in reasonable detail the reasons why Forms 10-K and 10-KSB, 20-F, 11-K, 10-Q, 10-QSB, N-SAR, or the transition report on portion thereof, could not be filed within the prescribed time period.

The Registrant is unable to file, without unreasonable effort and expense, its Form 10-QSB Quarter Report for the period ended March 31, 2007 because it has appointed new auditors who have not yet had an opportunity to complete their review of the financial statements.

The Registrant's auditors are completing their review of the Registrant's financial statements and it is anticipated that the Form 10-QSB Quarter Report, along with the reviewed financial statements, will be filed on or before the 5th calendar day following the prescribed due date of the Registrant's Form 10-QSB.

PART IV - OTHER INFORMATION

  (1) Name and telephone number of person to contact in regard to this notification

LUIS GOYZUETA
(Name)

310.402.5916
(Area Code and Telephone Number)


  (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been
         filed? If answer is no, identify report(s).              [X] Yes [ ] No
         -----------------------------------------------------------------------

  (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                                  [ ] Yes [X] No

         If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made

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                               PURE BIOFUELS CORP.
                               -------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 15, 2007

By: /s/ Luis Goyzueta
    -----------------
Luis Goyzueta
CEO

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.